Exhibit 99.1

SOUTHSIDE BANCSHARES, INC.
ANNOUNCES FIRST QUARTER EARNINGS
NASDAQ National Market Symbol — “SBSI”

Tyler, Texas (April 15, 2004) B. G. Hartley, Chairman and Chief Executive Officer of Southside Bancshares, Inc., reported financial results for the quarter ended March 31, 2004.

We are extremely pleased to report net income increased $1,138,000 or 33.9% to $4,495,000 for the first quarter ended March 31, 2004 compared to $3,357,000 for the same period in 2003. This is especially gratifying considering gains on sales of available for sale securities decreased $374,000 during the quarter ended March 31, 2004 when compared to the same period in 2003. Earnings per fully diluted share increased 28.1% or $0.09 to $0.41 for the quarter ended March 31, 2004 compared to $0.32 for the same period in 2003.

The annualized return on average shareholder’s equity for the quarter ended March 31, 2004 was 17.25% compared to 16.55% for the same period in 2003. The annualized return on average assets was 1.26% for the quarter ended March 31, 2004 compared to 1.03% for the same period in 2003.

The increase in net income for the quarter ended March 31, 2004 when compared to the same period in 2003, was primarily attributable to an increase in net interest income of $2.1 million or 27.6%, an increase in noninterest income, excluding security gains, of $277,000 or 6.3% and a decrease in the provision for loan losses of $304,000 or 57.5%. Net interest income increased as a result of increases in the Company’s net interest margin to 3.17% and net interest spread to 2.75% during the first quarter ended March 31, 2004, when compared to 2.80% and 2.30%, respectively, for the same period in 2003. This was primarily a result of decreased prepayments on the Company’s mortgage-backed securities, lower interest expense on the Company’s long-term debt and decreased funding costs associated with the Company’s deposits and FHLB advances. Future changes in interest rates could impact prepayment speeds on the Company’s mortgage-backed securities which could influence the Company’s net interest margin and spread during the coming quarters. The increase in noninterest income was primarily attributable to increased deposit fee income.

These increases were partially offset by an increase in noninterest expense of $622,000 or 6.6%, a decrease in gains on sales of available for sale securities of $374,000 or 17.1% and an increase in federal tax expense of $509,000 or 73.0%. Noninterest expense increased primarily due to salary and benefit increases for 2004. During the first quarter, selected long duration municipal securities were sold to reduce the overall municipal securities portfolio to provide for municipal loan growth and to reduce the overall level of tax free income derived from the securities portfolio. Selected premium mortgage-backed securities were also sold in an effort to reposition a portion of the securities portfolio in an attempt to reduce prepayments. The higher tax expense is reflective of the increase in net income.

The Company approved the continuation of its stock repurchase plan, committing $2.0 million to repurchase common stock during 2004, with re-evaluation on a quarterly basis. During the first quarter, the Company did not purchase any shares of common stock.

At March 31, 2004, assets totaled $1.48 billion compared to $1.33 billion at March 31, 2003, an increase of $149.3 million or 11.3%. Loans, net of unearned discount, increased $25.8 million or 4.5% from $568.5 million at March 31, 2003 to $594.3 million at March 31, 2004. Investment and mortgage-backed securities increased $146.2 million or 24.2% from $605.0 million at March 31, 2003 to $751.2 million at March 31, 2004. Deposits increased $60.5 million or 7.3% from $825.4 million at March 31, 2003 to $885.9 million at March 31, 2004. FHLB advances increased $92.3 million or 26.4% from $349.5 million at March 31, 2003 to $441.8 million at March 31, 2004. Shareholders’ equity totaled $106.1 million or 7.19% of total assets at March 31, 2004 as compared to $82.2 million or 6.20% of total assets at March 31, 2003, an increase of $23.9 million or 29.0%.

Southside Bancshares, Inc. is a $1.48 billion holding company that owns 100% of Southside Bank. The bank currently has twenty-five banking centers in East Texas.

To learn more about Southside Bancshares, Inc., please visit our investor relations website at www.southside.com/investor. Our investor relations site provides a detailed overview of our activities, financial information, and historical stock price data. To receive e-mail notification of company news, events, and stock activity, please register on the E-mail Notification portion of the web site. Questions or comments may be directed to Susan Hill at (903) 531-7220, or susanh@southside.com

Certain statements of other than historical fact that are contained in this document and in written material, press releases and oral statements issued by or on behalf of Southside Bancshares, Inc., (the “Company”) a bank holding company, may be considered to be “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may include words such as “expect,” “estimate,” “project,” “anticipate,” “could,” “should,” “may,” “intend,” “probability,” “risk,” “target,” “objective” and similar expressions. Forward-looking statements are subject to significant risks and uncertainties and the Company’s actual results may differ materially from the results discussed in the forward-looking statements. For example, certain market risk disclosures are dependent on choices about key model characteristics and assumptions and are subject to various limitations. By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future. As a result, actual income gains and losses could materially differ from those that have been estimated. Other factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to general economic conditions, either nationally or in the State of Texas, legislation or regulatory changes which adversely affect the businesses in which the Company is engaged, changes in the interest rate environment which reduce interest margins and may impact prepayments on the mortgage-backed securities portfolio, changes effecting the leverage strategy, significant increases in competition in the banking and financial services industry, changes in consumer spending, borrowing and saving habits, technological changes, the Company’s ability to increase market share and control expenses, the effect of compliance with legislation or regulatory changes, the effect of changes in accounting policies and practices and the costs and effects of unanticipated litigation.

	At	At
	March 31,	December 31,
	2004	2003
	(dollars in thousands)
	(unaudited)
Selected Financial Condition Data (at end of period)
Total assets	$1,476,079	$1,454,952
Loans, net of unearned discount	594,296	589,135
Allowance for loan losses	6,438	6,414
Mortgage-backed and related securities:
Available for sale	581,625	584,581
Held to maturity	49,743	6,382
Investment securities available for sale	119,830	144,876
Marketable equity securities available for sale	23,757	23,670
Deposits	885,873	872,529
Long-term obligations	295,671	272,694
Shareholders’ equity	106,074	100,386
Nonperforming assets	2,409	2,281
Nonaccrual loans	1,301	1,547
Loans 90 days past due	589	272
Restructured loans	192	219
Other real estate owned	266	195
Repossessed assets	61	48
Assets Quality Ratios:
Nonaccruing loans to total loans	0.22%	0.26%
Allowance for loan losses to nonaccruing loans	494.85	414.61
Allowance for loan losses to nonperforming assets	267.25	281.19
Allowance for loan losses to total loans	1.08	1.09
Nonperforming assets to total assets	0.16	0.16
Net charge-offs to average loans	0.14	0.17
Capital Ratios:
Shareholders’ equity to total assets	7.19	6.90
Average shareholders’ equity to average total assets	7.28	6.23

	At or for the
	Three Months Ended March 31,
	2004	2003
	(dollars in thousands)
	(unaudited)
Selected Operating Data:
Total interest income	$15,945	$15,674
Total interest expense	6,424	8,215

Net interest income	9,521	7,459
Provision for loan losses	225	529

Net interest income after provision for loan losses	9,296	6,930

Total non-interest income	4,655	4,378
Gain on sale of securities available for sale	1,817	2,191
Total non-interest expense	10,067	9,445

Income before federal tax expense	5,701	4,054
Income tax expense	1,206	697

Net income	$4,495	$3,357

Common Share Data:
Weighted-average basic shares outstanding	10,388	8,799
Weighted-average diluted shares outstanding	11,015	11,091
Net income per common share
Basic	$0.43	$0.38
Diluted	0.41	0.32
Book value per common share	10.18	9.31
Cash dividend declared per common share	0.10	0.08
Selected Performance Ratios:
Return on average assets	1.26%	1.03%
Return on average shareholders’ equity	17.25	16.55
Average yield on interest earning assets	5.11	5.55
Average yield on interest bearing liabilities	2.36	3.25
Net interest spread	2.75	2.30
Net interest margin	3.17	2.80
Average interest earning assets to average interest bearing liabilities	121.67	117.85
Non-interest expense to average total assets	2.81	2.91
Efficiency ratio	66.41	73.37

	Average Balances
	Three Months Ended March 31
	2004	2003
	(in thousands)
	(unaudited)
ASSETS
INTEREST EARNING ASSETS:
Loans(1)	$590,166	$570,654
Loans Held for Sale	2,376	5,906
Securities:
Investment Securities (Taxable)(2)	48,868	38,841
Investment Securities (Tax-Exempt)(2)	85,513	85,657
Mortgage-backed Securities(2)	572,532	481,967
Marketable Equity Securities	23,671	22,531
Interest Bearing Deposits	535	649
Federal Funds Sold	9,265	3,761

Total Interest Earning Assets	1,332,926	1,209,966
NONINTEREST EARNING ASSETS:
Cash and Due From Banks	38,993	37,479
Bank Premises and Equipment	30,565	30,042
Other Assets	42,833	46,079
Less: Allowance for Loan Loss	(6,371)	(6,360)

TOTAL ASSETS	$1,438,946	$1,317,206

LIABILITIES
INTEREST BEARING LIABILITIES:
Savings Deposits	$46,352	$39,854
Time Deposits	321,037	344,481
Interest Bearing Deposits
Demand Deposits	281,777	242,893
Short-term Interest
Bearing Liabilities	165,671	141,935
Long-term Interest Bearing
Liabilities – FHLB Dallas	260,033	223,347
Long-term Junior Subordinated
Convertible Debentures(3)	—	14,151
Long-term Junior Subordinated
Debentures(4)	—	20,000
Long-term Debt(5)	20,619	—

Total Interest Bearing Liabilities	1,095,489	1,026,661
NONINTEREST BEARING LIABILITIES
Demand Deposits	229,096	192,156
Other Liabilities	9,564	16,136

Total Liabilities	1,334,149	1,234,953
SHAREHOLDERS’ EQUITY	104,797	82,253

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,438,946	$1,317,206

(1)	Loans are shown net of unearned discount.

(2)	Presented at historical cost.

(3)	Southside Capital Trust II

(4)	Southside Capital Trust I

(5)	Southside Statutory Trust III

Note: As of March 31, 2004 and 2003, loans totaling $1,301 and $2,351, respectively, were on nonaccrual status. The policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

LOAN PORTFOLIO COMPOSITION

The following table sets forth loan totals net of unearned discount by category for the three months presented: (in thousands, unaudited)

	March 31
	2004	2003
Real Estate Loans:
Construction	$39,634	$34,575
1-4 Family Residential	144,664	142,944
Other	140,720	140,509
Commercial Loans	79,516	81,158
Municipal Loans	99,897	75,918
Loans to Individuals	89,865	93,347

Total Loans	$594,296	$568,451